Dated: January 1, 2017

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT BETWEEN

PRAXIS MUTUAL FUNDS

AND

EVERENCE CAPITAL MANAGEMENT, INC.

NAME OF FUND	COMPENSATION(1)

Praxis Impact Bond Fund	Annual rate of forty one-hundredths of one percent (0.40%) of the average daily net assets of such Fund.

Praxis Value Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

Praxis Growth Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

Praxis Small Cap Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

Praxis Genesis Conservative Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

Praxis Genesis Balanced Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

Praxis Genesis Growth Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

Praxis International Index Fund	Annual rate of sixty one-hundredths of one percent (0.60%) of the average daily net assets of such Fund up to and including $100 million; fifty-one one-hundredths of one percent (0.51%) of the average daily net assets of such Fund over $100 million and up to $500 million; and, forty-five one-hundredths of one percent (0.45%) of the average daily net assets of such Fund over $500 million.

PRAXIS MUTUAL FUNDS		EVERENCE CAPITAL MANAGEMENT, INC.

By:	/s/ Chad M. Horning	By:	/s/ Marlo J. Kauffman

Name:	Chad M. Horning	Name:	Marlo J. Kaufman

Title:	President	Title:	Assistant Secretary

(1)	All fees are computed daily and paid monthly.